EXHIBIT 4.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of February 20, 2004 (this “Amendment”), to the Existing Credit Agreement (as defined below) is made by REDDY ICE GROUP, INC., a Texas corporation (the “Borrower”), and certain of the Lenders (such capitalized term and other capitalized terms used in this preamble and the recitals below to have the meanings set forth in, or are defined by reference in, Article I below).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as the Administrative Agent, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending Inc., as the Co-Syndication Agents, and CIBC World Markets Corp., CSFB and Bear, Stearns & Co. Inc., as the Lead Arrangers and Joint-Book-Runners, are all parties to the Credit Agreement, dated as of August 15, 2003 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”, and as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Existing Credit Agreement; and

WHEREAS, the Lenders party hereto are willing to amend the Existing Credit Agreement as set forth below;

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.  Certain Definitions.  The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Amendment” is defined in the preamble.

“Amendment Effective Date” is defined in Article III.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the first recital.

“CSFB” is defined in the first recital.

“Existing Credit Agreement” is defined in the first recital.

SECTION 1.2.  Other Definitions.  Terms for which meanings are provided in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II
AMENDMENTS TO CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Amendment Effective Date, the provisions of the Existing Credit Agreement referred to below are hereby amended in accordance with this Article II.  Except as expressly so amended, the Existing Credit Agreement shall continue in full force and effect in accordance with its terms.

SECTION 2.1.  Amendment to Article I.  Article I of the Existing Credit Agreement is hereby amended as follows:

SECTION 2.1.1.  Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

“Non-Lender Issuer” is defined in Section 2.6.6.

“Participating Issuer” is defined in Section 2.6.6.

SECTION 2.1.2.  Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating:

(a)                                  the definition of Applicable Margin contained therein so that it reads in its entirety as follows:

 “Applicable Margin” means:

(a) with respect to Term Loans, (i) at all times prior to the Reset Date, 1.50% for Term Loans maintained as Base Rate Loans and 2.50% for Term Loans maintained as LIBO Rate Loans and (ii) at all times after the Reset Date, the applicable percentage set forth below corresponding to the relevant Leverage Ratio determined by reference to the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent; and

(b) with respect to Revolving Loans, (i) at all times prior to the Reset Date, 2.50% for Revolving Loans maintained as Base Rate Loans and 3.50% for Revolving Loans maintained as LIBO Rate Loans and (ii) at all times after the Reset Date, the applicable percentage set forth below corresponding to the relevant Leverage Ratio determined by reference to the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent:

Leverage Ratio	Applicable Margin for Term Loans maintained as Base Rate Loans	Applicable Margin for Term Loans maintained as LIBO Rate Loans	Applicable Margin for Revolving Loans maintained as Base Rate Loans	Applicable Margin for Revolving Loans maintained as LIBO Rate Loans
> 3.75:1	1.50%	2.50%	2.50%	3.50%
< 3.75:1 but > 3.25:1	1.25%	2.25%	2.25%	3.25%
< 3.25:1 but > 2.75:1	1.25%	2.25%	2.00%	3.00%
< 2.75:1	1.25%	2.25%	1.75%	2.75%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1.  If the Borrower fails to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall be the highest Applicable Margin set forth above.

(b)                                 the definition of “Issuer” contained therein so that it reads in its entirety as follows:

“Issuer” means CSFB in its capacity as Issuer of the Letters of Credit and/or, at the request of CSFB and with the Borrower’s consent (not to be unreasonably withheld or delayed), another Lender or an Affiliate of a Lender that has agreed to issue one or more Letters of Credit hereunder or any Lender or an Affiliate of a Lender that has an agreement with any Non-Lender Issuer to issue Letters of Credit for the account of the Borrower and its Subsidiaries.

SECTION 2.2.  Amendment to Article II.  Article II of the Existing Credit Agreement is hereby amended by adding a new Section 2.6.6 to read as follows:

SECTION 2.6.6  Letter of Credit Participation Agreements.  In the event that any Issuer (a “Participating Issuer”) enters into any agreement with any other Person (a “Non-Lender Issuer”) to issue letters of credit for the account of the Borrower, such letter of credit will be deemed to be a Letter of Credit issued hereunder and the Reimbursement Obligation and other Obligations of the Borrower and related Obligations of the Guarantors with respect to such Letter of Credit and the obligation of the Revolving Lenders to participate in such Letters of Credit will be obligations owed to the Participating Issuer and not the Non-Lender Issuer.  The Non-Lender Issuer will have no claims or any other rights hereunder or against any Obligor or any Lender other than the Participating Issuer.

ARTICLE III
CONDITIONS TO EFFECTIVENESS

This Amendment and the amendments contained herein shall become effective on the date (the “Amendment Effective Date”) when each of the conditions set forth in this Article III shall have been fulfilled to the satisfaction of the Administrative Agent.

SECTION 3.1.  Counterparts.  The Administrative Agent shall have received counterparts hereof executed on behalf of the Borrower and the Required Lenders and all Lenders owed Term Loans.

SECTION 3.2.  Satisfactory Legal Form.  The Administrative Agent and its counsel shall have received all information, and such counterparts or such certified or other copies of such materials, as the Administrative Agent or its counsel may reasonably request, and all legal matters incident to the effectiveness of this Amendment shall be satisfactory to the Administrative Agent and its counsel.  All documents executed or submitted pursuant hereto or in connection herewith shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV
MISCELLANEOUS

SECTION 4.1.  Cross-References.  References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

SECTION 4.2.  Loan Document Pursuant to Existing Credit Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement, as amended hereby, including Article X thereof.

SECTION 4.3.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.4.  Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 4.5.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 4.6.  Full Force and Effect; Limited Amendment.  Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

SECTION 4.7.  Representations and Warranties.  In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents and warrants to the Lenders, on the Amendment Effective Date, after giving effect to this Amendment, all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct as of such date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

REDDY ICE GROUP, INC.

By:	/s/ STEVEN J. JANUSEK
	Name:	Steven J. Janusek
	Title:	Chief Financial Officer

[INSERT NAME OF LENDER]*

By:	/s/ LENDERS *
Name:
Title:

*  All Lenders as of the date of the Second Amendment to Credit Agreement executed such amendment.